Exhibit 99 Unaudited Financial Statements
CONECTISYS CORP.
Unaudited Consolidated
Balance Sheet
  May-31-1998
                              May-31-     May-31-     Nov-30-
                               1998        1997        1997
                             Unaudited   Unaudited    Audited
Assets
Current Assets
  Cash                        148,372       3,197      17,265
  Accounts Receivable-trade
 (net allowance for             7,571      70,237       3,411
 doubtful accounts   of
 ($379)
  Stock Subscription
   Receivable                   -0-         -0-         -0-
  Other Current Asset           -0-         -0-         -0-

Total Current Assets          155,943      73,434      20,677

Notes Receivable              444,000     446,625     181,270
net(note4)

Interest receivable             -0-        35,403       -0-
net(note 4)

Property and Equipment        145,247     134,195     118,904
Net(note 5)

Licenses and technology       837,468   1,543,784     954,430
 , net of accumulated
 amortization of($824,854)

Other Assets                    0           4,500       -0-

Total Assets                1,582,658   1,275,281   2,237,941

Liabilities and Shareholder equity

Current Liabilities
 Accounts Payables           269,901     660,532      410,455
 Accrued Compensation
  (note 9)                  292,433     172,868      223,448
  Notes Payables (notes 3 and 6)
        Related Party         -0-         -0-          -0-
        Other               442,932     247,719      444,463
Other liabilities            69,122       2,218       85,050
Accrued interest payable    111,744     144,323       92,779

Total Current Liabilities 1,186,133   1,227,660    1,256,195

Long term liabilities
  Notes Payables (notes 3 and 6)
        Related Party         -0-       522,953        -0-
        Other                 -0-       201,566        1,216

Total long term liaibilities  -0-       724,519        1,216

Minority Interest             -0-         -0-          -0-

Shareholders Equity

Preferred Stock - Class A
 1,000,000 Shares Authorized 80,500      20,500       20,500
 $ 1.00 Par Value, 80500
 Issued and Outstanding
  Convertible Preferred Stock -
 Class B 1,000,000 Shares    -0-         -0-          -0-
       Authorized, $1.00 Par
 Value, -0-
   Shares Issued and Outstanding
  Common Stock - 250,000,000
 Shares Authorized, No Par
 Value, 10,042,415 Authorized
 9,242,415 Issued and Outstanding
                        9,591,699   6,477,220    8,349,581
  Accumulated Gain (Deficit)
 During Development Stage
                      (9,275,674)  (6,211,958) (8,352,211)


Total Shareholders Equity
                         396,525      285,762      17,870
Total Liabilities and
  shareholders equity  1,582,655    2,237,941    1,275,281
 CONECTISYS CORP.
 Condensed Statement of
 Operations (6 months ended)
  May-31-1998
                                                             December
                                                             1,1990
                                                            (Inception
                                                            ) through
                                  May-31-1998   May-31-      May-31-
                                                 1997         1998
                                   Unaudited   Unaudited    Unaudited

Revenues                               2,960    208,094      494,765

Cost of goods sold                   110,722    114,414      435,613
Gross Profits                       (107,762)    93,680       59,152

 General and Administrative          794,743    678,328    5,576,895
  Bad Debt Write-offs                  -0-        -0-      1,680,522

Loss from operations                (902,505)  (584,648)  (7,198,265)

Non operating income (expense)           706     26,205     (282,717)

Interest Expense                     (21,665)   (40,573)    (781,408)

Minority Interest                      -0-        -0-        121,747
Net loss                           ($923,463)  ($599,016)($8,147,932)

Weighted Average shares            4,254,265   2,759,067
Net loss per share           $        (0.22)   $  (0.22)

  CONECTISYS CORP.
  Condensed Statement of Cash
  Flows (6 months)
  May-31-1998
                                                                        December
                                                                         1,1990
                                 May-31-1998   May-31-      Nov-30-     (Incepti
                                                 1997         1997         on)
                                                                         through
                                  Unaudited   Unaudited     audited      May-31-
                                                                          1998
Operating Activities
  Net Income (loss)              (923,463)   (599,015)   (2,739,268) (8,197,932)
     Adjustments to reconcile
 net income (loss)to net cash Provided by
      (used in) operating activities:
      Depreciation and amortization
                                  186,367     242,175       871,866   1,579,293
  Provision for bad debt            -0-        48,810       447,915   1,422,401
  Stock issued for services       105,888      19,999       690,602   2,170,084
  Stock issued for interest        -0-          -0-          88,951     535,591
  Minority interest                -0-          -0-           -0-      (121,747)

Changes in operating assets and liabilities

  (Increase) decrease in assets
     Accounts receivable          (4,160)    (34,705)        30,831     (11,772)
     Interest receivable           -0-       (76,266)         7,947     (95,700)
     Deposits                      -0-         -0-            4,500        -0-
  Increase (decrease) in
 liabilities
     Accounts payable           (140,553)    321,710         71,633     269,901
     Accrued interest payable     18,964      38,906                     18,964
    Accrued compensation           8,985      36,687         87,267     292,434
     Other current liabilities   (15,927)    (10,027)        60,140     250,825

  Net cash provided by (used
 in) operating activities       (703,899)   (11,726)       (377,616) (1,887,658)

Investing Activities
  Increase in notes receivable   178,550      -0-             -0-    (1,143,950)

  Costs of licenses & technology (49,399)    (39,392)     (60,465)     (143,457)
  Purchase of equipment          (46,374)     (3,154)      (7,096)     (111,440)

  Net cash from (used) in
 investing activities             82,775     (42,546)     (67,561)   (1,398,847)

Financing Activities
  Common Stock issued for cash   752,230       -0-        399,980      1,712,865
  Dividends received               -0-         -0-          -0-            -0-
  Preferred Stock issuance         -0-         -0-          -0-           16,345
  Proceeds from debts
     Related party                 -0-         -0-          -0-          206,544
     Other                         -0-        36,473       57,894      1,540,731
  Payments on debt
     Related                       -0-        (3,500)     (19,927)      (53,172)
     Other                         -0-         -0-          -0-          (8,951)
  Decrease in subscription
 receivable                        -0-         -0-          -0-           20,000

  Contributed capital              -0-         -0-          -0-              515

  Net cash from (used) in
 financing activities           752,230      32,973      437,947       3,434,877

Net Increase (decrease)         131,106     (21,298)      (7,230)
Cash begining of period          17,265      24,495       24,495
Cash end of period              148,371       3,197       17,265

Cash paid during the year for
  Interest                        -0-          -0-         -0-           130,825
  Corporate Taxes                 -0-           851        1,082           1,650

Non Cash Activities
  Common stock issued for
       PP&E                       -0-          -0-         9,225         130,931
       Licenses & technology      -0-          -0-       396,964       1,770,000
       Repayment of debt          -0-          -0-       620,507       1,674,835
       Services & interest      105,888      19,999      781,690       2,736,816
       Note Receivable          444,000        -0-         -0-           725,250

CONECTISYS CORP.
Statement of Shareholders Equity
May-30-1998

                                                                                            Deficit Accumu-
                                         Preferred Stock                                     lated During
                                            Class A                  Common Stock            Development
                                     Shares         Amount       Shares           Amount        Stage             Total


Balance, December 1, 1990 (re-entry
   development stage)                  -        $     -          212,188   $ 1,042,140   $ (1,042,140)      $      -

Shares issued in exchange for:
  Cash, May 31, 1993                   -              -           20,000         1,000           -                1,000
  Capital contribution, May 31, 1993   -              -           40,000           515           -                  515
  Services, March 26, 1993             -              -           40,000           500           -                  500
  Services, March 26, 1993             -              -           24,000           600           -                  600

Net loss for the year ended
 November 30, 1993                     -              -             -           (5,459)          -               (5,459)

Balance, November 30, 1993             -              -          336,188     1,044,755     (1,047,599)           (2,844)
__________________________



Shares issued in exchange for:
  Services, May 1, 1994                -              -           48,000         3,000           -                3,000
  Cash, September 1, 1994              -              -          355,426        23,655           -               23,655
  Services, September 15, 1994         -              -          173,986        11,614           -               11,614
  Cash, September 26, 1994             -              -           60,000        15,000           -               15,000
  Cash, October 6, 1994              16,345         16,345          -             -              -               16,345
  Cash, September and
        October, 1994                  -              -           26,400        33,000           -               33,000

Net loss for the year                  -              -             -             -           (32,544)          (32,544)

Balance, November 30, 1994           16,345         16,345     1,000,000     1,131,024     (1,080,143)           67,226
____________________________

CONECTISYS CORP.
Statement of Shareholders Equity (continued)
May-30-1998

Shares issued in exchange for:
  Cash, February 13, 1995              -              -           23,200       232,000           -              232,000
  Debt repayment, February 13, 1995    -              -           40,800       408,000           -              408,000
  Debt repayment, February 20, 1995    -              -           95,562       477,810           -              477,810
  Acquisition of assets,
   CIPI February 1995                  -              -          575,000     1,950,000           -            1,950,000
  Acquisition of assets,
   April 5, 1995 (Note 7 )             -              -          300,000          -              -                 -
  Cash and services,
   April and May 1995                  -              -          320,000       800,000           -              800,000
  Cash, June 1, 1995                   -              -           10,000        30,000           -               30,000
  Acquisition of assets and
   services, September 26, 1995        -              -           80,000       200,000           -              200,000
  Cash, September 28, 1995             -              -              825         3,000           -                3,000
  Acquisition of assets,
    September 1995                     -              -          700,000     1,750,000           -            1,750,000
Return of assets, CIPI
    September 1995                     -              -         (554,000)   (1,950,000)          -           (1,950,000)

Net loss for the year                  -              -             -             -        (2,293,867)       (2,293,867)

Balance, November 30, 1995           16,345         16,345     2,591,387     5,031,834     (3,374,010)        1,674,169
________________________________


Shares issued in exchange
 for(Note 7):
  Cash, February, 1996                 -              -           27,778      125,000           -              152,779
  Debt repayment, February, 1996       -              -          200,000      639,779           -              612,000
  Services, February, 1996             -              -           63,199      205,892           -              205,892
  Cash, March, 1996                    -              -            3,571       25,000           -               25,000

Shares returned and
  canceled, March, 1996               -              -         (300,000)         -              -                 -

  Services, April, 1996                -              -              267        2,069           -                2,069
  Services, September, 1996            4,155         4,155        11,727       36,317           -               40,472
  Services, October, 1996              -              -          130,800      327,000           -              327,000
  Debt repayment, November, 1996       -              -           47,000       64,330           -               64,330

Net loss for the year                  -              -             -            -        (2,238,933)       (2,238,933)

Balance, November 30, 1996           20,500        $20,500     2,775,729   $6,457,221    $(5,612,943)      $   864,778

CONECTISYS CORP.
Statement of Shareholders Equity (continued)
May-30-1998

Shares issued in exchange
 for (see note 7):
  Services, March 1997                 -              -            4,550      6,879           -                6,879
  Debt, April 1997                     -              -           16,000     13,120           -               13,120

  Services, July 1997                  -              -           30,000     16,200           -               16,200
  Cash, July 1997                      -              -          300,000    300,000           -              300,000
  Services August 1997                 -              -          119,150     56,000           -               56,000

Restatement for 1:20
  reverse stock split             20,500       $20,500        162,271    $6,849,420    $      -        $        -
   Adjustment for
    partial shares                 -             -                113          -              -                 -

Restated totals                   20,500       $20,500        162,385    $6,849,420    $      -        $        -

Shares issued in exchange
  Officer compensation
   October, 1997                    -              -          465,013       186,004           -              186,004
     Director Compensation
   October, 1997                    -              -           60,500        24,200           -               24,200
  Services October 1997             -              -          944,153       377,661           -              377,661
  Debt October 1997                 -              -        1,540,267       620,507           -              620,507
  Note Receivable                   -              -        1,500,000       281,250           -              281,250
  Services November 1997            -              -            4,950        10,538           -               10,538
Net loss to November, 30 1997       -              -             -                      (2,739,268)       (2,739,268)
Balance, November 30, 1997        20,500        $20,500     4,677,268    $8,349,581    $(8,352,211)      $    17,869
Shares issued in exchange for:
  Services December, 1997           -              -            4,550         6,234           -                6,234
  Cash January 1998                 -              -          133,334        25,000           -               25,000
  Note receivable January 1998      -              -        4,000,000       727,230           -              727,230
  Services March, 1998            60,000         60,000        27,263        39,654           -               99,654
  Note receivable April 1998        -              -          400,000       444,000           -              444,000
Net loss to May,28 1998             -              -             -                        (923,463)         (923,463)

Balance, May 30, 1998             80,500        $80,500     9,242,415    $9,591,699    $(9,275,674)       $   396,525

 See summary of significant accounting policies and notes to consolidated financial statements.

Summary of Accounting Policies
Basis of Presentation

     The accompanying consolidated financial statements include the transactions of Conectisys Corporation (the "Company") and its 80% owned subsidiaries Technilink Technology Manufacturing, Inc. and PrimeLink, Inc. All material intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements.

Development Stage Company

     The Company returned to the development stage in accordance with SFAS No. 7 on December 1, 1990, and during the fiscal year ended November 30, 1995, the Company completed two mergers and is in the process of developing its technology and product lines.

Cash Equivalents

     For financial accounting purposes and the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less.

Property and Equipment

     Property and equipment are recorded at cost. Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Property and equipment is estimated to have a useful life of 5-7 years.

Net Loss Per Common Share

     Net loss per common share is based on the weighted average number of common and common equivalent shares outstanding for the periods presented. Common equivalent shares representing the common shares that would be issued on exercise of convertible securities and outstanding stock options and warrants reduced by the number of shares which could be purchased from the related exercise proceeds are not included since their effect would be anti-dilutive.

Stock Issued for Non-cash Consideration

     Shares of the Company's no par value common stock issued in exchange for goods or services are valued at the cost of the goods or services received or at the market value of the shares issued depending on the ability to estimate the value of the goods or services received.

Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

License Agreements

     The cost of acquiring license rights are capitalized and amortized over the shorter of the estimated useful life of the license or the term of the license agreement. The licenses are being amortized over a period of five years. At November 30, 1997, the Company generated some revenues from the licenses it acquired. Although management has developed a plan to develop and market the technology, it is reasonably possible that the estimates of expected future gross revenue will be reduced significantly in the near term due to competitive pressure. Consequently, the carrying amount of capitalized licenses at November 30, 1997 may be reduced materially in the near term. The carrying value of the licenses is subject to periodic evaluation and if necessary the amounts will be written down to their net realizable value. Technilink's carrying value was reduced by $625,000 in 1997 due to the lack of income generated form this license.

Technology

     Deferred technology costs include capitalized product development and product improvement cost incurred after achieving technological feasibility and are amortized over a period of five years.

Income Taxes

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets using the enacted rates in effect in the years in which the differences are expected to reverse.

New Accounting Pronouncements

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of long-lived Assets and for long-lived Assets to be Disposed Of" (SFAS No. 121) issued by the Financial Accounting Standards Board (FASB) is effective for financial statements for fiscal years beginning after December 15, 1995. The new standard establishes new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. The Company does not expect adoption to have a material effect on its financial position or results of operations.

      SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) issued by the FASB is effective for specific transactions entered into after December 15, 1995, while the disclosure requirements of SFAS No.123 are effective for financial statements for fiscal years beginning no later than December 15, 1995. The new standard establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods and services from non-employees in exchange for equity instruments. At the present time, the Company has not determined if it will change its accounting policy for stock based compensation or only provides the required financial statement disclosures. As such, the impact on the Company's financial position and results of operations is currently unknown.

     On March 3, 1997, FASB issued Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128). This pronouncement provides a different method of calculating earnings per share than is currently used in accordance with APB 15, Earnings per Share. SFAS 128 provides for the calculation of Basic and Diluted earning per share. Basic earnings per share includes no dilution and is computed by dividing income available to common share holders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earning of the entity, similar to fully diluted earnings per share. This pronouncement is effective for fiscal years and interim periods ending after December 15, 1997; early adoption is not permitted. The Company has not determined the effect, if any, of adoption on its EPS computation(s)

Fair Value of Financial Instruments

     The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, stock subscription receivable, accounts payable, accrued compensation and notes payable other, approximate fair value because of the short maturity of these instruments. It is not practical to estimate the fair value of the notes payable related party due to their related party nature.

Reclassifications
     For comparability purposes, certain prior year accounts have been reclassified to conform with current year presentation.

NOTES TO CONSOLIDATED FINANCIALS

1. Business
   Nature of Organization

The Company was incorporated under the laws of Colorado on February 3, 1986, to analyze and invest in business opportunities as they may occur.

TechniLink has developed the Cube 2001 series for the monitoring and controlling of various devices in the petroleum and gas industry.

PrimeLink has developed a product line that uses cutting edge communications to assist in the monitoring of meters for utility companies and the petroleum industry. This technology, while eliminating the need for a meter reader, is more significant in enabling the utility companies to utilize energy conservation and, in the case of power companies, re-routing of electrical power to areas where it is needed. The devices are also in use in vending machines to monitor sales and functions of the vending machine without the physical inspection usually needed.

Effective December 1, 1994, the Company agreed to acquire all of the outstanding shares of Progressive Administrators, Inc. (PAI) in exchange for 300,000 shares of its no par value common stock. The transaction was to be accounted for as a purchase transaction. The shares to be issued by the Company were to be "restricted securities" within the meaning of Rule 144 of the Securities Act of 1933, as amended. Accordingly, PAI would have been a wholly owned subsidiary of the Company as of December 1, 1994. PAI was formed in the state of Colorado on September 14, 1994 and is engaged in the records storage business.

Effective December 1, 1994, the Company also agreed to acquire all of the outstanding shares of Creative Image Products, Inc. (CIPI) in exchange for 575,000 shares of its no par value common stock. The shares were issued in February of 1995. The shares issued by the Company were "restricted securities" within the meaning of Rule 144 of the Securities Act of 1933, as amended. Accordingly, CIPI was a wholly owned subsidiary of the Company as of December 1, 1994. CIPI was formed in the state of Kansas on April 29, 1994, and is engaged in the insecticide business and through its wholly owned subsidiary, ADA Signature Distributors, Inc., the sign manufacturing business.

During 1995, the Company's only operations consisted of CIPI's manufacturing of organic insecticides prior to its disposal. On September 28, 1995 the Company entered into an agreement to unwind the acquisition of CIPI. CIPI issued a promissory note to the Company in the amount of $1,302,500 to reimburse the Company for cash advances. In accordance with the agreement, the shares issued to CIPI were exchanged for all shares issued to the Company. The shares outstanding carry no value on the financial statements. The Receivable to this loan was written down to zero in 1997.

On February 15, 1996, PrimeLink entered into a Joint Marketing and Development Agreement ("Agreement") with SkyTel Corp. pursuant to which PrimeLink agreed to customize and develop a paging technology based receiver for use in connection with SkyTel's Two-Way wireless messaging services and system (the "SkyTel Network"). Both parties agreed to assist each other in the marketing of the PrimeLink product and the SkyTel Network. The Company believes that the joint marketing of its product with the SkyTel System could have significant potential for the Company. However, the Agreement does not require any purchases of the PrimeLink product by SkyTel, and may not necessarily result in any significant revenues for the Company. The Agreement is for a two-year term, and will automatically renew for additional one-year terms until terminated by either party.

Change of Control

During the year ended November 30, 1994, the Company issued a combination of voting common and voting preferred shares to Black Dog Ranch, LLC, an unrelated party, sufficient to transfer control of the Company to Black Dog Ranch, LLC. Accordingly, the Company is a subsidiary of Black Dog Ranch, LLC. In connection with the transfer of control, the Company changed its name to BDR Industries, Inc. During the year ended November 30, 1995, Black Dog Ranch, LLC sold its interest in the Company to Robert Spigno who now has the controlling interest in the Company. BDR Industries, Inc. then changed its name to Conectisys Corporation.

Formation of Subsidiary

Effective June 24, 1994, the Company formed a wholly owned subsidiary, CFC Capital Corporation. The entity is currently inactive.

Acquisition of Privately Held Companies
In September 1995, the Company acquired 80% of the outstanding stock of Technilink, Inc. a California Corporation, and 80% of the outstanding stock of PrimeLink, Inc., a Kansas corporation, in exchange for an aggregate of 200,000 shares of the Company's common stock. The acquisitions were accounted for as purchases. Both PrimeLink and Technilink are start-up companies with no material operating activity and therefore no Performa statements of operations were provided for 1995.

     The acquisitions of these companies occurred in connection with the signing of the license agreements discussed in Note 9. The Company issued a total of 700,000 shares of common stock and assumed a loan of $400,000 to acquire the licenses and the Corporations. The only major asset acquired from PrimeLink and Technilink was the license and technology. The stock issued was valued at $1,750,000; the fair market value of common stock issued, and is included in licenses and technology on the balance sheet.

2. Going Concern
As of May 30, 1997 and 1996, the Company has a deficiency in working capital of $586,198 and $1,154,226, respectively, and has incurred operating losses since its return to the development stage, which raise substantial doubt about the Company's ability to continue as a going concern.

Management's plans for correcting these deficiencies include the future sales of their licensed products and to raise capital through the issuance of common stock to assist in providing the Company with the liquidity necessary to retire the outstanding debt and meet operating expenses. In the longer term, the Company plans to achieve profitability through the operations of its acquired subsidiaries. The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.

3. Related Party Transactions
The Company issued 2,494 and 2,515,891 shares of common stock during the years ended November 30, 1996 and 1997, respectively, to a related party in exchange for services, debt and compensation which approximates the fair market value of the shares issued.

The Company also rents office space from S.W. Carver Corporation, a company owned by a major shareholder of the Company. The rent is continued on a month to month basis. The Company also paid S.W. Carver Corporation for bookkeeping services, which are included in general and administrative expenses. These services have been discontinued. Also, the Company had notes payable to S.W. Carver Corporation, see Note 6.

4. Notes Receivable
During the year ended November 30, 1995 and 1994, the Company advanced to CIPI $1,302,500. A note payable to the Company evidences this advance, due on demand or October 1, 1998, whichever is first. Interest on the note is at the rate of ten percent per year. As of November 30, 1996 and 1995, the Company has provided an allowance of $855,875 against this receivable. Interest receivable on this note has also been reserved accordingly. In 1997 the Company provided an allowance for the entire amount of the Note.

5. Property and Equipment
Property and equipment consisted of the following:
May 98,                            1998                 1997

Office equipment /         $    209,262         $    158,944
furniture
Vehicles                         35,362               35,362
Sub-total                       244,624              194,306
Less: accumulated
depreciation                   (99,378)             (60,111)
Total                      $    145,247         $    134,195




Depreciation expense for the years ended November 30, 1996 and 1997, totaled $38,263 and $79,345, respectively.

6.   Notes Payable
The notes payable consisted of the following:
February 28, 1998                           1998        1997

Notes payable to S.W. Carver
Corporation
     (a related party) unsecured,
due on                                    $  -0-           $
     demand at 10% interest, unpaid                  513,311
     balance payable on February 15,
1998

Note payable to Devon Investment
Advisors
     Unsecured, due on demand at 10%     241,824     241,824
     Interest

Note payable to Black Dog Ranch, LLC
     Unsecured, due on demand at 8%
     interest, unpaid balance on         171,397     171,397
January 15, 1998

Note payable to Investor's Financial      25,000      25,000

Note payable to Ford Motor Credit,
     secured by vehicle, interest at
12.9%,                                     4,712      12,530
     unpaid balance on May 30, 1998

Note payable to Robert Spigno
(related
     party) unsecured, due on demand
at                                           -0-       8,000
     10% interest, unpaid balance on
     February 15, 1998

Total notes payable                      442,932     972,062

7.   Shareholders' Equity
The Company is authorized to issue 50,000,000 shares of $1.00 par value preferred stock, no liquidation preference. One million of the preferred shares are designated as Class A preferred shares which have super voting power wherein each share receives 100 votes and has anti-dilution rights. One million of the preferred shares are designated, as Class B preferred shares, which have conversion rights wherein each share may be converted into ten shares of common stock.

In March & July 1997, the Company issued 4,550 and 30,000 shares of common stock respectively for attorney fees in relation to various legal matters.

In April 1997, settled a lawsuit with the former directors of the Company. The Company issued to the former directors 16,000 shares of common stock.

In July the Company issued 300,000 shares of common stock to an investor for cash.

In August 1997, the Company issued 119,150 shares of common stock to the members of the board of directors for services.

In October 1997, the Company entered into two consulting agreements. In consideration for services to the Company, the consultants were paid 500,000 shares of common stock for services rendered. The company entered in to an agreement for funding and issued 1,500,000 for a note receivable that has been subsequently paid in full.

In March 1998 the company issued 60,000 shares of its Class A Preferred Stock to an officer for compensation for services

8. Income Taxes
Deferred income taxes consisted of the following:
November 30,                             1997           1996
Deferred tax asset, net            $5,286,496     $3,454,392
operating
     loss carryforward
Deferred tax liability                      -              -
Valuation allowance               (5,286,496)    (3,454,392)
Net deferred taxes                  $       -      $       -


     The valuation allowance offsets the net deferred tax asset since it is more likely than not it would not be recovered.

9. Commitments and Contingencies
Employment Agreements

 Incorporated by reference 10KSB year ended November 30, 1995, 1996, 1997

Litigation

There are two legal proceedings to which the Company is a party. The first case, Securities and Exchange Commission (Plaintiff) Vs. Andrew S. Pitt, Conectisys Corp., Devon Investments Advisors, Inc., B & M Capital Corp., Mike Zaman, and Smith Benton & Hughes, Inc. (Defendants) Civil Case # 96-4164. The Case alleges that a fraudulent scheme was orchestrated and directed by the defendants to engage in the sale and distribution of unregistered shares of Conectisys by creating the appearance of an active trading market for the stock of Conectisys and artificially inflating the price of its shares. In the suit, the SEC seeks permanent injunctions from violating securities laws. The SEC does not seek any civil penalties from the Company. The courts having conducted a trial of this matter without a jury and taken it under submission, found for the plaintiff as follows: against Conectisys on the claim that the defendant violated section 5(a), 5(c), 17(a). Conectisys was NOT found to have violated section 10(b), 10(b-5), or 15(c). The Plaintiff was ordered to file proposed findings of fact and conclusions of law. The Plaintiff has filed subsequent to the year ended November 30, 1997, with its conclusions and findings and is requesting that the Company disgorge alleged profits plus interest totaling $1,013,514.60. The Company has filed objections to their claims. After the court settles the findings and conclusions, the court will enter further orders with respect remedy or remedies to be granted to the plaintiff.

The second case was brought by Clamar Capital Corp. (the "Plaintiff ") against Smith Benton & Hughes; Michael Zaman; Claudia Zaman; Andrew Pitt and Conectisys Corp. (collectively the "Defendants"). The case was brought before the District Court of Arapahoe, State of Colorado, case No. 97-CV-1442, Division 3. The Plaintiff did not specify an amount of damages that it seeks from the defendants.